Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ANTERO RESOURCES APPALACHIAN CORPORATION

Antero Resources Appalachian Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.                                      The original Certificate of Incorporation of the Corporation was filed under the name Antero Resources Barnett Corporation with the filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of Delaware on March 18, 2008.  The Certificate of Incorporation of the Corporation was amended and restated for the first time on April 9, 2008, and was amended and restated for the second time on December 30, 2009 (the “2009 Certificate of Incorporation”).

2.                                      This Amended and Restated Certificate of Incorporation restates and integrates and amends the provisions of the 2009 Certificate of Incorporation and has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “Delaware Code”).

3.                                      The text of the 2009 Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST.                                                                                                         The name of the Corporation is Antero Resources Appalachian Corporation.

SECOND.                                                                                          The street address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware.  The name of its registered agent in the County of New Castle is The Corporation Trust Company.

THIRD.                                                    (a)                                 The purpose of the Corporation is to engage in any lawful business or other activity for which a corporation may be organized under the Delaware Code.

(b)                                 In furtherance of the foregoing purposes, the Corporation shall have and may exercise all of the rights, powers and privileges granted by the Delaware Code.  In addition, it may do everything necessary, suitable and proper for the accomplishment of any of its corporate purposes.

FOURTH.                                         (a)                                 The total number of shares that the Corporation shall have the authority to issue is 5,000, consisting of 5,000 shares of common stock, par value $1.00 per share (the “Common Stock”).

(b)                                 All shares of Common Stock shall be identical and shall entitle the holders thereof to the same powers, designations, preferences and relative, participating, optional or special rights, and shall be subject to the same qualifications, limitations and restrictions thereof.  Except as required by law, all shares of Common Stock shall vote together as a single class on all actions to be taken by the stockholders of the Corporation.  Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock held by that holder for each nominee for director to be elected and for whose election the holder has a right to vote, without cumulating those votes.  Cumulative voting shall not be permitted in the election of directors or otherwise.

(c)                             Effective as of the date of filing this Amended and Restated Certificate of Incorporation, all of the outstanding shares of the Corporation’s Class A common stock, par value $0.001 per share, Class B common stock, par value $0.001 per share, Class C common stock, par value $0.001 per share, Class D common stock, par value $0.001 per share, Class E common stock, par value $0.001 per share, Series A Convertible Participating Preferred Stock, par value $0.001 per share, Series B Convertible Participating Preferred Stock, par value $0.001 per share, and Series C Convertible Participating Preferred Stock, par value $0.001 per share and Series D Convertible Participating Preferred Stock, par value $0.001 per share (collectively, the “Cancelled Stock”) shall thereupon be reclassified and converted into 1,000 shares of Common Stock in the aggregate automatically and without any action on the part of any holder thereof or otherwise, and the Corporation shall cancel the certificates representing the Cancelled Stock and issue a certificate representing the 1,000 shares of Common Stock to the then holder of the Cancelled Stock.

(d)                            The holders of shares of the Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor.

(e)                             Unless otherwise ordered by a court of competent jurisdiction, at all meetings of stockholders, a majority of the shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of that voting group.

(f)                              No holder of capital stock of the Corporation shall have, solely by reason of holding such capital stock, any preemptive or similar right to acquire any additional unissued or treasury shares of stock or other securities of any class, or rights, warrants or options to purchase stock or scrip, or securities of any kind convertible into stock or carrying stock purchase warrants or privileges, except as may be provided in writing by the Board of Directors, including as described in certificates of designations or otherwise.

FIFTH.                                                        The Corporation shall have perpetual existence.

SIXTH.                                                      Elections of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH.                                  The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

EIGHTH.                                           A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware Code, or (d) for any transaction from which the director derived an improper personal benefit.  If the Delaware Code is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided in this Amended and Restated Certificate of Incorporation, shall be eliminated or limited to the fullest extent permitted by the Delaware Code as so amended.  No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.  To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) its directors, officers, employees and agents (and any other persons to which Delaware law permits this Corporation to provide indemnification) through provisions in the bylaws of the Corporation, agreements with such directors, officers, employees, agents or other persons, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware Code, subject only to limits created by applicable Delaware law (statutory or non statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.  Any repeal or modification of any of the provisions of this Article shall not adversely affect any right or protection of a director, officer, employee, agent, or other person existing at the time of, or increase the liability of any director, officer, employee or agent of this Corporation with respect to any acts or omissions of such director, officer, employee or agent occurring prior to, such repeal or modification.

NINTH.                                                    The number of directors of the Corporation shall be fixed and may be altered from time to time as provided in the bylaws of the Corporation.  If the number of directors is decreased by resolution of the Board of Directors pursuant to the bylaws of the Corporation, in no case shall the decrease shorten the term of any incumbent director.

(a)                            A director shall hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office.  Any newly created directorship resulting from an increase in the number of directors and any other vacancy on the Board of Directors, however caused, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.  Any director elected by one or more directors to fill a newly created directorship or other vacancy shall hold office until the next succeeding annual meeting of stockholders and until his or her successor shall have been elected and qualified.

(b)                            Advance notice of nominations for the election of directors, other than nominations by the Board of Directors or a committee thereof, shall be given to the Corporation in the manner provided from time to time in the bylaws of the Corporation.

TENTH.                                                  The Corporation hereby elects not to be subject to the provisions of Section 203 of the Delaware Code.

ELEVENTH.                         The capitalized terms in this ARTICLE ELEVENTH shall have the meanings ascribed to them below in subsection (c) of this ARTICLE ELEVENTH.

(a)                            The Corporation hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which any member of the Investor Group (as defined below) participates or desires or seeks to participate in, including any that involves any aspect of the oil and natural gas business or industry (each, a “Renounced Business Opportunity”).  No member of the Investor Group, including any Investor Nominee, shall have any obligation to communicate or offer any Renounced Business Opportunity to the Corporation, and any member of the Investor Group may pursue a Renounced Business Opportunity.

(b)                            Any Person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have consented to these provisions.

(c)                             As used in this ARTICLE ELEVENTH, the following definitions shall apply:

(i)                                     “Affiliate” shall have the meaning set forth in Rule 12b 2 promulgated under the Securities Exchange Act of 1934, as amended.

(ii)                                  “Investor Group” means Warburg, Yorktown, Trilantic or any of their respective Affiliates (other than the Corporation and its subsidiaries), any Investor Nominee, and any portfolio company in which Warburg, Yorktown, Trilantic or any of their respective Affiliates has an equity investment (other than the Corporation and its subsidiaries).

(iii)                               “Investor Nominee” means any officer, director, partner, employee or other agent of Warburg, Yorktown, Trilantic or any of their respective Affiliates (other than the Corporation and its subsidiaries) who serves as a director of the Corporation and any other director of the Corporation who is not then an officer of the Corporation.

(iv)                              “Person” means an individual, partnership, limited partnership, limited liability company, foreign limited liability company, trust, estate, corporation, custodian, trustee executor, administrator, nominee or entity.

(v)                                 “Trilantic” means each of TCP Capital Partners V AIV I L.P., Trilantic Capital Partners Fund (B) AIV I L.P., Trilantic Capital Partners Fund AIV I L.P., Trilantic Capital Partners AIV I L.P., Trilantic Capital Partners Fund III Onshore Rollover L.P., LB DPEF 2004 Partners LP,

Trilantic Capital Partners Fund IV Funded Rollover L.P., TCP Capital Partners VI L.P., Trilantic Capital Partners Group VI L.P., Trilantic Capital Partners IV L.P., Coleman Andrews SP Trust, John E. Bush, Gard Investment Company LLC, Howard H. Leach Living Trust, Stephen Wolf and LB I Group Inc.

(vi)                              “Warburg” means each of Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VIII I, C.V., Warburg Pincus Germany Private Equity VIII, K.G., WP WPVIII Investors, L.P. and WP Antero LLC.

(vii)                           “Yorktown” means Yorktown Energy Partners V, L.P., Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P. and Yorktown Energy Partners VIII, L.P.

*                                         *                                         *

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been duly executed by the undersigned President and Secretary of the Corporation this 30th day of December, 2009.

ANTERO RESOURCES APPALACHIAN
CORPORATION

By:	/s/ Glen C. Warren, Jr.
Name:	Glen C. Warren, Jr.
Title:	President, Chief Financial Officer and
Secretary

SIGNATURE PAGE TO

ANTERO RESOURCES APPALACHIAN CORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION